Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2019 THIRD QUARTER FINANCIAL RESULTS

Atlanta, Georgia – November 5, 2019 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the third quarter ended September 30, 2019.

THIRD QUARTER 2019 FINANCIAL HIGHLIGHTS COMPARED TO THIRD QUARTER 2018

•	Consolidated net sales increased 25.0% to $159.4 million, including organic sales growth of 2.1%
•	Gross profit grew 16.1% to $42.3 million
•	Net income was $2.5 million, or $0.10 per share, compared to $0.8 million, or $0.03 per share
•	EBITDA increased 64.0% to $14.3 million; Adjusted EBITDA increased 12.9% to $17.0 million
•	Operating cash flow totaled $11.5 million, compared to $2.9 million

NINE MONTHS 2019 FINANCIAL HIGHLIGHTS COMPARED TO NINE MONTHS 2018

•	Consolidated net sales increased 27.4% to $454.7 million, including organic sales growth of 2.7%
•	Gross profit grew 26.7% to $125.2 million
•	Net income was $3.7 million, or $0.15 per share, compared to net loss of $0.6 million, or ($0.03) per share
•	EBITDA increased 73.2% to $37.7 million; Adjusted EBITDA increased 16.6% to $46.1 million
•	Operating cash flow of $20.3 million, up from $2.8 million

Tyrone Johnson, Chief Executive Officer of Select Interior Concepts, stated, “Our team achieved overall positive results for the quarter despite market softness experienced in our RDS segment in Southern California and changes to our supply chain in our ASG segment.  We remain focused on driving greater efficiencies and accelerating the integration of acquisitions onto our platform. While we expect continued softness in Southern California, we are optimistic that recent increases in year-over-year housing starts and improving builder sentiment will translate into increased activity for our Company in 2020.”

RESULTS FOR THE THIRD QUARTER OF 2019

Net sales for the third quarter of 2019 increased by 25.0% to $159.4 million, compared to net sales of $127.6 million for the third quarter of 2018. Residential Design Services (“RDS”) segment sales increased 42.2% and Architectural Surfaces Group (“ASG”) segment sales increased 5.4%, compared to the third quarter of 2018. Net sales increased on an organic basis by $2.7 million, or 2.1%, primarily driven by growth in ASG. Overall higher volume more than offset unfavorable price/mix. Acquisitions added $29.1 million to net sales, primarily in the RDS segment.

Gross profit for the third quarter of 2019 increased by 16.1% to $42.3 million, compared to $36.5 million for the third quarter of 2018. Gross margin for the third quarter of 2019 was 26.6%, compared to 28.6% for the third quarter of 2018. The increase in gross profit is primarily due to higher net sales from acquisitions.  The decrease in gross margin is primarily due to an unfavorable shift in product mix and increased costs. In the RDS segment, gross margin decreased 1.1% to 26.7% in the third quarter of 2019, from 27.8% in the third quarter of 2018, primarily due to an unfavorable product mix resulting from entry- to mid-level homebuilding comprising a larger share of project activity in our markets. In the ASG segment, gross margin for the third quarter of 2019 decreased 3.1% to 26.1%, compared to 29.2% for the third quarter of 2018, primarily as a result of higher freight and labor costs predominantly due to changes to the supply chain, and increased lease expense.

Operating expenses for the third quarter of 2019 were $36.1 million, or 22.7% of net sales, compared to $32.5 million, or 25.5% of net sales, for the third quarter of 2018. Operating expenses for the third quarter of 2019 and 2018 included $4.5 million and $5.8 million, respectively, of equity-based compensation and other nonrecurring costs, primarily for professional fees. Operating expenses excluding equity-based compensation and other nonrecurring costs were $31.7 million, or 19.9% of net sales for the third quarter of 2019, compared to $26.7 million, or 20.9% of net sales, for the third quarter of 2018. The increase of $5.0 million on an adjusted basis primarily reflects additional operating expenses incurred by recently acquired businesses.

For the third quarter of 2019, net income was $2.5 million, or $0.10 per share, compared to $0.8 million, or $0.03 per share for the third quarter of 2018. Net income for the third quarter of 2019 includes $2.0 million of other income, which primarily results from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the third quarter of 2019 increased 64.0% to $14.3 million, compared to EBITDA of $8.7 million for the third quarter of 2018. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the third quarter of 2019 increased by 12.9% to $17.0 million, compared to $15.1 million for the third quarter of 2018. For the third quarter of 2019, Adjusted EBITDA as a percentage of net sales was 10.7%, compared to 11.8% for the third quarter of 2018, primarily as a result of the factors discussed above in gross margin.

RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2019

Net sales for the first nine months of 2019 increased by 27.4% to $454.7 million, compared to net sales of $356.8 million for the nine months of 2018. RDS segment sales increased 39.3% and ASG segment sales increased 13.7%, compared to the first nine months of 2018. Net sales increased on an organic basis by $9.7 million, or 2.7%, driven by growth in ASG partially offset by softness in RDS’s Southern California market. Sales from recently acquired businesses added $88.2 million to net sales, primarily in the RDS segment.

Gross profit for the first nine months of 2019 increased by 26.7% to $125.2 million, compared to $98.8 million for the first nine months of 2018. Gross margin for the first nine months of 2019 was 27.5%, compared to 27.7% for the first nine months of 2018. The increase in gross profit was primarily a result of higher net sales and the decrease in gross margin was primarily driven by unfavorable product mix and higher supply chain related costs. In the RDS segment, gross margin increased 0.1% to 27.6% in the first nine months of 2019, from 27.5% in the first nine months of 2018, as a result of a favorable contribution from acquisitions offset by an unfavorable product mix primarily due to entry- to mid-level homebuilding comprising a larger share of project activity in our markets. In the ASG segment, gross margin for the first nine months of 2019 decreased 0.5% to 27.2%, compared to 27.7% for the first nine months of 2018, as a result of higher freight and labor costs predominantly due to changes to the supply chain partially offset by an increase from our recently acquired businesses.

Operating expenses for the first nine months of 2019 were $109.0 million, or 24.0% of net sales, compared to $90.3 million, or 25.3% of net sales, for the first nine months of 2018. Operating expenses for the first nine months of 2019 and the first nine months of 2018 included $10.5 million and $15.0 million, respectively, of equity-based compensation and other nonrecurring costs, primarily for professional fees. Operating expenses excluding equity-based compensation and other certain nonrecurring costs were $98.5 million, or 21.7% of net sales for the first nine months of 2019, compared to $75.3 million, or 21.1% of net sales, for the first nine months of 2018. The increase of $23.2 million reflects incremental operating expenses from recently acquired businesses, SIC corporate costs, investments in the business units for continued growth, and higher depreciation and amortization.

For the first nine months of 2019, net income was $3.7 million, or $0.15 per share, compared to a net loss of $0.6 million, or ($0.03) per share for the first nine months of 2018. Net income for the first nine months of 2019 includes $2.7 million of other income, which primarily results from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the first nine months of 2019 increased 73.2% to $37.7 million, compared to EBITDA of $21.8 million for the first nine months of 2018. Adjusted EBITDA, which excludes the impact of equity-based compensation and certain non-recurring costs, for the first nine months of 2019 increased by 16.6% to $46.1 million, compared to $39.6 million for the first nine months of 2018. For the first nine months of 2019, Adjusted EBITDA as a percentage of net sales decreased to 10.1%, compared to 11.1% for the first nine months of 2018, primarily as a result of the factors discussed above in gross margin and operating expenses.

Operating cash flow totaled $20.3 million for the first nine months of 2019, compared to $2.8 million in the first nine months of 2018. The improvement is primarily a result of increased earnings in the business and working capital improvements. Year to date 2019 operating cash flow includes $2.2 million related to earnout payments for completed acquisitions.  Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $74.0 million at September 30, 2019.

In May 2019, the Company announced that its Board of Directors had initiated a comprehensive review of strategic, operational and financial alternatives to enhance shareholder value, retaining RBC Capital Markets LLC as its financial advisor and Alston & Bird LLP as its legal counsel to assist in the review process. The Committee continues its ongoing review of strategic alternatives and has no further update at this time. The Board has not set a timetable for the conclusion of its review of strategic alternatives. There can be no assurance that the review of strategic alternatives will result in a transaction or other outcome. Total expenses incurred related to the review of strategic alternatives is $1.8 million as of September 30, 2019.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EDT to discuss results for the quarter ended September 30, 2019 and other matters relating to the Company. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. To participate in the conference call, dial 1-877-300-8521 from the United States, and international callers may dial 1-412-317-6026, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ and is a component of the Russell 3000 Index.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, those factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (our “Annual Report”), that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA and Adjusted EBITDA, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Media Inquiries

Josette Robinson

(646) 818-9212

Pro-select@prosek.com

Investor Relations:

Rodny Nacier

(470) 548-7370

IR@selectinteriorconcepts.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)
ASSETS	September 30, 2019	December 31, 2018

Cash and cash equivalents	$8,645	$6,362
Restricted cash	-	3,000
Accounts receivable, net	65,741	63,601
Inventories	114,533	108,270
Prepaid expenses and other current assets	5,442	2,809
Income taxes receivable	2,913	1,263
Total current assets	$197,274	$185,305
Property and equipment, net	25,821	19,798
Deferred tax assets, net	9,355	9,355
Goodwill	98,541	94,593
Customer relationships, net	74,311	79,843
Other intangible assets, net	19,621	20,872
Other assets	6,248	6,248
Total assets	$431,171	$416,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$42,691	$37,265
Accrued expenses and other current liabilities	21,832	27,620
Income taxes payable	-	984
Customer deposits	9,116	9,908
Current portion of long-term debt, net	1,228	1,368
Current portion of capital lease obligations	1,164	500
Total current liabilities	$76,031	$77,645
Long-term debt, net of current portion and financing fees	152,958	142,442
Long-term capital lease obligations	5,691	1,544
Line of credit	33,959	36,706
Other long-term liabilities	6,872	8,983
Total liabilities	$275,511	$267,320
Class A common stock	251	257
Treasury stock	(227)	-
Additional paid in capital	160,053	156,601
Accumulated deficit	(4,417)	(8,164)
Total stockholders' equity	$155,660	$148,694
Total liabilities and stockholders' equity	$431,171	$416,014

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2019	2018	2019	2018

Revenues, net	$159,395	$127,553	$454,657	$356,801
Cost of revenues	117,057	91,083	329,418	257,975
Gross profit	$42,338	$36,470	$125,239	$98,826
Operating expenses
Selling, general and administrative expenses	36,129	32,466	109,014	90,261
Income from operations	$6,209	$4,004	$16,225	$8,565
Other expense
Interest expense	4,342	2,881	13,151	8,161
Loss on extinguishment of debt	-	-		42
Other (income) expense, net	(2,008)	412	(2,728)	1,584
Total other expense, net	$2,334	$3,293	$10,423	$9,787
Income (loss) before provision (benefit) for income taxes	$3,875	$711	$5,802	$(1,222)
Provision (benefit) for income taxes	1,417	(42)	2,055	(580)
Net income (loss)	$2,458	$753	$3,747	$(642)

Earnings (loss) per common share
Basic common stock	$0.10	$0.03	$0.15	$(0.03)
Diluted common stock	$0.10	$0.03	$0.15	$(0.03)
Weighted average shares outstanding
Basic common stock	25,051,068	25,640,433	25,366,170	25,623,322
Diluted common stock	25,189,339	26,611,500	25,463,814	25,623,322

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2019	2018

Net cash provided by operating activities	$20,306	$2,759

Purchase of property and equipment, net	(7,257)	(7,061)
Acquisition of NSI, LLC	-	(290)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	(1,000)	(11,492)
Acquisition of Summit Stoneworks, LLC	-	(16,318)
Acquisition of Tuscany Collection, LLC	-	(4,152)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	(3,000)	-
Acquisition of Intown Design, Inc.	(11,537)	-
Net cash used in investing activities	$(22,794)	$(39,313)

Proceeds from (paydown of) line of credit, net	(2,822)	25,362
Payment of Greencraft earnout	(5,794)	-
Proceeds from term loan	11,500	14,250
Purchase of treasury stock	(235)	-
Term loan and line of credit deferred issuance costs	-	(517)
Proceeds from ERP financing	2,118	-
Payments on notes payable	(1,407)	(952)
Proceeds from employee stock purchase	-	543
Principal payments on long-term debt	(1,589)	(788)
Net cash provided by financing activities	$1,771	$37,898
Net increase (decrease) in cash	$(717)	$1,344
Cash and restricted cash, beginning of period	$9,362	$5,547
Cash and restricted cash, end of period	$8,645	$6,891

Select Interior Concepts, Inc.

Segment Information (Unaudited)

(in thousands)	Three Months Ended September 30, 2019			(in thousands)	Nine Months Ended September 30, 2019
	Net Sales	Gross Profit	Gross Margin		Net Sales	Gross Profit	Gross Margin
RDS	$96,943	$25,868	26.7%	RDS	$269,740	$74,314	27.6%
ASG	63,217	16,487	26.1%	ASG	187,068	50,861	27.2%
Elims/Corp	(765)	(16)	n/a	Elims/Corp	(2,151)	64	n/a
Total	$159,395	$42,339	26.6%	Total	$454,657	$125,239	27.5%

	Three Months Ended September 30, 2018				Nine Months Ended September 30, 2018
	Net Sales	Gross Profit	Gross Margin		Net Sales	Gross Profit	Gross Margin
RDS	$68,172	$18,972	27.8%	RDS	$193,589	$53,209	27.5%
ASG	59,964	17,520	29.2%	ASG	164,525	45,595	27.7%
Elims/Corp	(583)	(21)	n/a	Elims/Corp	(1,313)	22	n/a
Total	$127,553	$36,471	28.6%	Total	$356,801	$98,826	27.7%

Select Interior Concepts, Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of net income to Adj. EBITDA	2019	2018	2019	2018

Consolidated net income (loss)	$2,458	$753	$3,747	$(642)
Income tax expense (benefit)	1,417	(42)	2,055	(580)
Interest expense	4,342	2,881	13,151	8,203
Depreciation and amortization	6,048	5,108	18,729	14,777
EBITDA	$14,265	$8,700	$37,682	$21,758

Stock based compensation	2,516	1,254	4,504	4,935
Purchase accounting fair value adjustments	(1,986)	404	(2,549)	1,573
Acquisition and integration related costs	14	1,031	2,219	3,094
Employee related reorganization costs	279	380	965	873
Other non-recurring costs	962	1,933	1,469	3,429
IPO and public company readiness costs	-	1,368	-	3,903
Strategic alternatives costs	958	-	1,847	-
Total addbacks	$2,743	$6,370	$8,455	$17,807
Adjusted EBITDA	$17,008	$15,070	$46,137	$39,565

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) stock compensation expense, and (v) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, purchase accounting fair value adjustments, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.